EXHIBIT 99.1

NEWS FROM ESCO TECHNOLOGIES

For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES THIRD QUARTER RESULTS
                      ------------------------------------

     St. Louis, MO, August 7, 2007 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the third quarter ended June 30, 2007.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and nine month periods ended June 30 for the respective fiscal years noted.

     As described in the Company's May 22, 2007 release, the 2007 third quarter net earnings and earnings per share were negatively impacted by a $2.3 million, or $0.06 per share non-recurring charge within the Test segment related to an arbitration ruling involving a dispute with the general contractor over the installation of a shielded communication room in an international location which was completed in 2005 for the U.S. Government.

     Including the $0.06 charge noted above, net earnings for the 2007 third quarter were $8.9 million, or $0.33 per share compared to net earnings of $11.2 million, or $0.42 per share for the third quarter of 2006. Excluding this charge, earnings per share would have been $0.39 per share for the 2007 third quarter.

     Net earnings for the nine months of fiscal 2007 were $17.1 million, or $0.65 per share compared to $20.7 million or $0.78 per share for the nine months of fiscal 2006. Excluding the $0.06 per share charge, earnings per share would have been $0.71 per share for the nine months of fiscal 2007.


Sales
-----

     Third quarter 2007 sales were $137.5 million, or 11.2 percent higher than third quarter 2006 sales of $123.6 million with all three operating segments contributing to the growth. Fiscal 2007 year-to-date sales were $365.4 million, or 8.4 percent higher than the $337.1 million of sales in the 2006 year-to-date period.

     Communications sales of $53.9 million increased $4.7 million, or 9.6 percent in the 2007 third quarter compared to the third quarter of 2006, primarily due to: $3.7 million of additional sales at Hexagram; $1.1 million of additional software installations at Nexus; $0.9 million of additional hardware deliveries at DCSI; partially offset by a $1.0 million decrease in sales at Comtrak. Hexagram's sales increased 53.2 percent in the 2007 third quarter primarily due to the ramp-up of advanced metering projects at PG&E and in Kansas City. DCSI's sales increased in the 2007 third quarter due to: higher COOP sales; additional sales to IOU customers such as Duke Energy, EDESur and Florida Power & Light; partially offset by lower sales to TXU. In the 2007 third quarter, DCSI sales to COOP and public power (Municipal) customers were $28.8 million compared to $25.0 million in the third quarter of 2006. The sales decrease at Comtrak was the result of the timing of product deliveries which slipped to the fourth quarter. Year-to-date 2007 Communications sales increased $21.6 million, or 19.4 percent compared to 2006.

     Filtration sales of $49.0 million increased $6.4 million, or 15.0 percent during the third quarter of 2007 as compared to 2006, primarily driven by: a $2.7 million increase in defense spares and space products at VACCO; a $2.3 million increase in commercial aerospace sales at PTI; and higher medical and commercial product sales at Filtertek. Year-to-date Filtration sales increased $6.5 million, or 5.0 percent in 2007 compared to 2006, with PTI's sales increasing $4.6 million, or 13.6 percent, reflecting the continued strength of the commercial aerospace market, and VACCO and Filtertek both having sales increases resulting from higher demand in the defense spares and commercial end markets, respectively.

     Test segment sales of $34.6 million increased $2.8 million, or 8.8 percent, during the third quarter of 2007 compared to 2006 as a result of additional chamber installations and component deliveries. Year-to-date sales of $96.7 million increased modestly over the $96.5 million in 2006 year-to-date sales due to timing delays experienced earlier in 2007. Earnings Before Interest and Taxes


(EBIT)
------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the third quarter of fiscal 2007 included the following.

     In the Communications segment, EBIT for the 2007 third quarter was $8.6 million (16.0 percent of sales), compared to $11.4 million (23.2 percent of sales) in the 2006 third quarter. The primary factors driving the $2.8 million decrease in EBIT dollars in 2007 include a $3.9 million decrease at DCSI resulting from additional TNG software amortization, engineering / new product development costs, and PG&E program support costs. EBIT at Hexagram and Nexus increased a combined $1.6 million as a result of the additional sales volume. The 2007 year-to-date Communications segment EBIT of $11.9 million decreased $8.2 million compared to 2006 primarily at DCSI due to TNG amortization in 2007 of $4.5 million compared to $1.2 million in 2006, higher SG&A costs and additional PG&E program support costs.

     In the Filtration segment, the 2007 third quarter EBIT was $6.9 million (14.1 percent of sales) compared to $5.2 million (12.2 percent of sales) in the prior year third quarter. The $1.7 million increase in EBIT was due to: a $1.2 million increase at PTI related to an increase in commercial aerospace sales; a $1.1 million increase at VACCO related to the additional sales volume noted above; partially offset by a $0.6 million decrease at Filtertek resulting from higher raw material and overhead costs. Year-to-date Filtration EBIT of $15.1 million increased $1.1 million over 2006 year-to-date driven by the higher sales at PTI and VACCO.

     The Test segment EBIT was unfavorably impacted by $2.6 million of total costs associated with the arbitration judgment related to a 2005 U.S. Government project discussed in the May 22, 2007 release. These costs included the $2.3 million adverse judgment and approximately $0.3 million of legal costs associated with defending this dispute. EBIT, including the $2.3 million judgment, was $2.0 million (5.8 percent of sales) in the third quarter of 2007 compared to $4.0 million (12.6 percent of sales) in 2006, and 2007 year-to-date EBIT including the $2.6 million of total costs was $8.2 million compared to $11.3 million. Without the arbitration costs, 2007 third quarter EBIT would have been $4.3 million, or 12.4 percent, and year-to-date EBIT would have been $10.8 million, or 11.2 percent.

     Corporate operating costs included in EBIT were $4.4 million in the third quarter of 2007 compared to $4.6 million in the 2006 third quarter. The 2007 year-to-date Corporate costs are $3.1 million higher than 2006 due, in part, to the absence of the $1.8 million gain in 2006 from a previously divested defense subsidiary, higher stock option expenses and tax-related professional fees.


Effective Tax Rate
------------------

     The effective tax rate in the third quarter of 2007 was 33.3 percent compared to 31.3 percent in the third quarter of 2006. Year-to-date tax rates were 22.6 percent and 42.0 percent in the 2007 and 2006 periods, respectively. The year-to-date 2007 rate was favorably impacted by research credits recognized earlier in the year, and the 2006 rate was unfavorably impacted by the repatriation of certain foreign cash balances.


New Orders
----------

     New orders received in the 2007 third quarter were $146.4 million (book-to-bill of 106 percent) compared to $109.1 million (book-to-bill of 88 percent) received in the 2006 third quarter.

     Backlog at June 30, 2007 was $316.5 million, which increased $63.1 million since the beginning of the fiscal year and $8.9 million during the third quarter.

     New orders received in the third quarter of 2007 compared to the third quarter of 2006, respectively, were: in Filtration, $54.5 million and $49.6 million; in Communications, $61.7 million and $29.7 million; and in Test, $30.3 million and $29.8 million.


Cash
----

     At June 30, 2007, the Company had $21.9 million in cash compared to $36.8 million in cash at September 30, 2006. The $14.9 million decrease in cash in the first nine months of 2007 reflects $22.7 million spent on software upgrades (primarily TNG), $13.2 million spent on capital equipment, and $1.3 million of additional payments (earn out) related to the Hexagram acquisition.

     Inventories increased $8.7 million during the 2007 third quarter to support the significant sales growth planned for the fourth quarter, primarily relating to the PG&E contract.


Stock Repurchase Program
------------------------

     Under the terms of the stock repurchase program authorized in August 2006, the Company spent $10 million in July 2007 to repurchase 265,000 shares in the open market.


Chairman's Commentary - 2007 Third Quarter
------------------------------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Our third quarter operating performance was consistent with our expectations. In addition, our full year EPS guidance remains in the range established at the beginning of the year, although at the lower end of the range due to the unfavorable arbitration judgment in the Test segment which cost us $0.06 per share. In spite of the recent challenges we have faced, we remain on track to deliver solid operating performance in all three segments in 2007.


     "Entered orders continue to be a bright spot for us as our third quarter orders again exceeded our sales which brings our year-to-date book-to-bill to 117 percent. The strength of our current backlog positions us well to meet the significant sales and earnings growth projected for the fourth quarter."


Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below does not include the impact of potential acquisitions or divestitures, but does include the amortization of identifiable intangible assets related to Nexus and Hexagram, as well as the amortization of the TNG software.

     Additionally, refer to the "Business Outlook - 2007" section of the November 14, 2006 earnings release for a comprehensive discussion of "Purchase Accounting - Identifiable Intangible Assets," "TNG Software Amortization," and the "PG&E Contract."

     The 2007 revenue and EPS estimates described below include approximately $20 million of sales and approximately $8 million of EBIT related to DCSI's portion of the PG&E contract which is subject to revenue deferral until delivery of TNG version 3.0 is achieved. Version 3.0 is currently expected to be delivered in September 2007, at which time the Company expects to recognize the cumulative deferred revenue on the units delivered up to that date.

     During the 2007 third quarter, PG&E announced its plans to request information and proposals from a small group of vendors in order to evaluate such vendors' ability to address potential future functionality requirements for the electric portion of its service territory currently included in DCSI's contract. In July 2007, PG&E issued requests for proposals to a group of vendors, including the Company for PG&E's electric requirements. PG&E's current activities will impact the timing and / or receipt of future orders from PG&E for its electric deployment, and until PG&E completes this evaluation and determines whether it will modify its AMI project plan, the Company cannot estimate the total value or the timing of orders that may be received under the current DCSI contract.


Earnings Per Share - 2007
-------------------------

     Including the impact of the $0.06 per share charge recorded in the third quarter of fiscal 2007 related to the Test segment arbitration judgment, Management expects the 2007 EPS to be in the range of $1.50 to $1.55 per share, which also includes approximately $9.0 million of pretax amortization expense, or $0.21 per share, related to purchase accounting intangible assets and TNG software.

     Stock option expense for 2007, which is included in the EPS guidance, is still expected to be in the range of $0.10 to $0.12 per share, or $0.03 to $0.04 per quarter.

     The effective tax rate for the fourth quarter of fiscal 2007 is expected to remain at 39 percent. Due to the tax research credits favorably impacting the tax rate in the first half of the year, the total year effective tax rate is estimated to be approximately 34 percent.


Revenues and EBIT Margins - 2007
--------------------------------

     Management continues to expect 2007 consolidated revenues to increase approximately 22 percent compared to 2006 and be in the range of $555 to $560 million. Including the impact of the $2.6 million of pretax charges (sum of the judgment and legal costs) in fiscal 2007 related to the Test segment arbitration judgment, the consolidated EBIT margins should be in the range of 10.5 to 11.0 percent (also including the impact of the amortization of identifiable intangible assets and the TNG amortization).

     On a segment and operating unit basis for 2007, Management's expectations remain consistent with the operating ranges noted in the May 8, 2007 earnings release, with the exception of the Test segment's EBIT margin impact resulting from the arbitration charges. Operationally, the 2007 Test segment expectations remain unchanged.


Conference Call
---------------

     The Company will host a conference call today, August 7, at 4:00 p.m., Central time, to discuss the Company's third quarter and year-to-date operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior
------------------------
to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 7074893).


Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2007 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, growth in the AMR IOU market, fiscal 2007 corporate operating expenses, fiscal 2007 effective tax rate, long-term success of the Company, stock option expensing, successful development, delivery and customer acceptance of the TNG software, and the timing and amount of future costs to be incurred in connection with the TNG software, the timing of deferred revenue on products previously delivered to PG&E, the ultimate number, value and timing of DCSI and Hexagram products ordered and deployed by PG&E, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the outcome of PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company's successful execution of internal operating plans.


     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtrations products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.



                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Three Months Ended  Three Months Ended
                                       ------------------  ------------------
                                          June 30, 2007       June 30, 2006
                                          -------------       -------------

    Net Sales                             $ 137,523              123,626
    Cost and Expenses:
      Cost of sales                          88,582               77,152
      SG&A                                   30,549               28,385
      Amortization of intangible assets       2,853                2,554
      Interest (income) expense                (170)                (195)
      Other (income) expenses, net            2,443                 (513)
                                              -----                 ----
        Total costs and expenses            124,257              107,383
                                            -------              -------

    Earnings before income taxes             13,266               16,243
    Income taxes                              4,412                5,080
                                              -----                -----

      Net earnings                        $   8,854               11,163
                                             ======               ======

    Earnings per share:
      Basic
        Net earnings                      $    0.34                 0.43
                                              =====                 ====

      Diluted
        Net earnings                      $    0.33                 0.42
                                               ====                 ====

    Average common shares O/S:
      Basic                                  25,941               25,790
                                             ======               ======

      Diluted                                26,493               26,441
                                             ======               ======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                    Nine Months Ended   Nine Months Ended
                                    -----------------   -----------------
                                      June 30, 2007       June 30, 2006
                                      -------------       ---------------

Net Sales                               $ 365,404            337,096
Cost and Expenses:
  Cost of sales                           242,965            221,654
  SG&A                                     91,348             78,574
  Amortization of intangible assets         7,900              4,603
  Interest (income) expense                  (725)            (1,012)
  Other (income) expenses, net              1,835             (2,440)
                                            -----             ------
     Total costs and expenses             343,323            301,379
                                          -------            -------

Earnings before income taxes               22,081             35,717
Income taxes                                4,990             15,006
                                            -----             ------

  Net earnings                             17,091             20,711
                                           ======             ======

Earnings per share:
  Basic
    Net earnings                        $    0.66               0.81
                                             ====               ====

  Diluted
    Net earnings                        $    0.65               0.78
                                             ====               ====

Average common shares O/S:
  Basic                                    25,904             25,678
                                           ======             ======

  Diluted                                  26,482             26,418
                                           ======             ======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended        Nine Months Ended
                              June 30,                  June 30,
                              --------                  --------

                          2007         2006        2007        2006
                          ----         ----        ----        ----

Net Sales
---------
  Communications         $ 53.9        49.2       133.2       111.6

  PTI                      13.7        11.4        38.4        33.8
  VACCO                     9.3         6.6        24.5        22.9
  Filtertek                26.0        24.6        72.6        72.3
                           ----        ----        ----        ----
    Filtration subtotal    49.0        42.6       135.5       129.0

  Test                     34.6        31.8        96.7        96.5
                           ----        ----        ----        ----
    Totals               $137.5       123.6       365.4       337.1
                         ======       =====       =====       =====

EBIT
----

  Communications         $  8.6        11.4        11.9        20.1

  PTI                       2.7         1.5         6.5         4.3
  VACCO                     2.5         1.4         5.1         4.7
  Filtertek                 1.7         2.3         3.5         5.0
                            ---         ---         ---         ---
    Filtration subtotal     6.9         5.2        15.1        14.0

  Test                      2.0 (1)     4.0         8.2 (2)    11.3
  Corporate                (4.4)(3)    (4.6)(4)   (13.8)(5)   (10.7)(6)
                           -----       -----      ------      ------
    Totals               $ 13.1        16.0        21.4        34.7
                           ====        ====        ====        ====

Note: Depreciation and amortization expense was $5.8 million and $5.2 million for the quarters ended June 30, 2007 and 2006, respectively, and $16.4 million and $12.4 million for the nine-month periods ended June 30, 2007 and 2006, respectively.

(1) Includes a $2.3 million charge related to the adverse arbitration award within the Test segment.

(2) Includes a $2.3 million charge related to the adverse arbitration award and $0.3 million of legal costs associated with arbitrating this dispute.

(3) Includes $0.5 million of amortization of acquired intangible assets for Hexagram and Nexus.

(4) Includes $1.0 million of amortization of acquired intangible assets for Hexagram and Nexus.

(5) Includes $1.7 million of amortization of acquired intangible assets for Hexagram and Nexus.

(6) Includes a $1.8 million gain related to an indemnification obligation with respect to a previously divested subsidiary and $1.9 million of amortization of acquired intangible assets for Hexagram and Nexus.

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)

EBIT Margin Outlook - FY 2007
-----------------------------

Consolidated EBIT margin in the range of 10.5 percent to 11.0 percent under "Revenues and EBIT Margins-2007" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


Test Segment EBIT Margin (Dollars in millions):
-----------------------------------------------

                                      Q307       YTD Q3 07
                                      ----       ---------
Test segment EBIT - GAAP              $2.0          8.2
Arbitration award                      2.3          2.3
Legal costs                              -          0.3
                                       ---          ---
Test segment EBIT - Operational       $4.3         10.8
                                       ===         ====

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                          June 30,      September 30,
                                            2007             2006
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 21,884           36,819
  Accounts receivable, net                101,579           83,816
  Costs and estimated earnings
    on long-term contracts                  5,039            1,345
  Inventories                              67,994           50,984
  Current portion of deferred
    tax assets                             36,169           24,251
  Other current assets                     19,967           10,042
                                           ------           ------
    Total current assets                  252,632          207,257

  Property, plant and equipment, net       74,611           68,754
  Goodwill                                144,435          143,450
  Deferred tax assets                           -                -
  Other assets                             82,110           69,233
                                           ------           ------
                                         $553,788          488,694
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Accounts payable                       $ 53,448           39,496
  Other current liabilities                52,660           36,399
                                           ------           ------
      Total current liabilities           106,108           75,895
  Deferred income                           3,477            7,458
  Other liabilities                        47,001           28,907
  Long-term debt                                -                -
  Shareholders' equity                    397,202          376,434
                                          -------          -------
                                         $553,788          488,694
                                         ========          =======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Nine Months Ended
                                                       June 30, 2007
                                                       -------------

Cash flows from operating activities:
  Net earnings                                          $  17,091
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Depreciation and amortization                          16,361
    Stock compensation expense                              4,113
    Changes in operating working capital                  (28,514)
    Effect of deferred taxes                                6,959
    Change in deferred revenues and costs, net              6,427
    Other                                                  (2,283)
                                                           ------
      Net cash provided by operating activities            20,154

Cash flows from investing activities:
  Acquisition of business                                  (1,250)
  Capital expenditures                                    (13,201)
  Capitalized software expenditures                       (22,676)
                                                          -------
    Net cash used by investing activities                 (37,127)
                                                          -------

Cash flows from financing activities:
  Proceeds from / payments of long-term debt                    -
  Net increase in short-term borrowings                       676
  Other, including exercise of stock options                1,362
                                                            -----
    Net cash provided by financing activities               2,038
                                                            -----
  Net decrease in cash and cash equivalents               (14,935)
  Cash and cash equivalents, beginning of period           36,819
                                                           ------
  Cash and cash equivalents, end of period               $ 21,884
                                                         ========

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q3 FY 2007            Comm.     Filtration   Test      Total
-----------------            -----     ----------   ----      -----
  Beginning Backlog-
   3/31/07                 $ 145,946     92,057    69,652    307,655
  Entered Orders              61,656 *   54,470    30,262    146,388
  Sales                      (53,943)*  (49,035)  (34,545)  (137,523)
                             -------    -------   -------   --------
  Ending Backlog-6/30/07   $ 153,659     97,492    65,369    316,520
                             =======     ======    ======    =======



Backlog And Entered
-------------------
Orders-YTD FY 2007           Comm.     Filtration   Test      Total
------------------           -----     ----------   ----      -----
  Beginning Backlog-
   9/30/06                 $ 118,986     78,569    55,857    253,412
  Entered Orders             167,876 *  154,461   106,175    428,512
  Sales                     (133,203)* (135,538)  (96,663)  (365,404)
                            --------   --------   -------   --------
  Ending Backlog-6/30/07   $ 153,659     97,492    65,369    316,520
                             =======     ======    ======    =======



                              Q3 FY                 YTD FY
                               2007      Q3 FY       2007     YTD FY
                             Entered      2007     Entered     2007
*Communications Recap:        Orders     Sales      Orders    Sales
----------------------        ------     -----      ------    -----

DCSI                       $  32,759     39,158    95,479     88,756
Comtrak                          489        496     3,458      3,452
Nexus Energy                   3,966      3,528    12,531     10,674
Hexagram                      24,442     10,761    56,408     30,321
                              ------     ------    ------     ------
    Total                  $  61,656     53,943   167,876    133,203
                              ======     ======   =======    =======


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